Exhibit 10.14

II-VI INCORPORATED, 375 Saxonburg Boulevard, Saxonburg, PA 16056

General Offices: 724-352-4455

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this ___ day of ___________, 2017 (the “Effective Date”), by and between II-VI INCORPORATED, a Pennsylvania corporation, having a principal place of business at 375 Saxonburg Boulevard, Saxonburg, Butler County, Pennsylvania 16056 (the “Employer”), and ___________________, of ______________________________________________ (the “Employee”).

PREAMBLE

Employer desires to employ Employee.  Employee will assume a position of confidentiality, trust and importance with Employer, and has and will acquire information, knowledge and experience with Employer that is proprietary, confidential, hard to replace and would also place Employee at an unfair advantage should Employee use this information, knowledge, and experience to further the interests of anyone other than Employer.  As a result, Employer desires to protect its rights in its proprietary, confidential and trade secret information and Employee is willing to and has agreed to abide by and faithfully observe the obligations of Employee as set forth herein.  As an express precondition to and as partial consideration for employment, Employer has required that Employee enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree to the following:

1.Employment.  Employer shall employ Employee as __________________________________________ to perform such duties as may be determined and assigned to Employee by the Employer from time to time. Employee’s employment with Employer shall be at will, meaning that either party can terminate the employment at any time, with or without cause, and job titles, duties, compensation and benefits shall be subject to revision by Employer.

2.Compensation.

(a)Compensation.  In consideration of the services to be performed by Employee, Employer agrees to pay Employee a base salary payable in equal installments at the regularly scheduled pay dates of Employer. Employee’s base salary may be adjusted from time to time in accordance with Employer’s performance review processes and policies.

(b)Other Benefits.  Employer also agrees to provide Employee with fringe benefits and all other benefits from time to time provided to similarly situated executive employees.

3.Full Time, Best Efforts and Conduct. Employee covenants and agrees to devote all of Employee’s business time and efforts to the faithful performance of the duties assigned to Employee from time to time by Employer, except to the extent that Employer expressly permits Employee to engage in outside activities during business hours.  Employer and Employee acknowledge that from time to time, Employee may either desire or be asked by Employer to engage in business activities or perform business services for the benefit of third parties, such as, e.g., serving as an outside director or consultant for another company.  In each case, Employee’s involvement in such business activities or services shall be subject to the mutual agreement and approval of both Employer and Employee.  Employee shall at all times engage in conduct in accordance with the highest standards of ethics and shall take no action that will harm the reputation of Employer.  To every extent not inconsistent with the terms of this Agreement, the terms and conditions of Employee’s employment are also governed by Employer’s personnel policies and employee handbook, as they may be issued and amended from time to time.

4.Confidential Information.

(a)Nondisclosure and Non-use.  Both during the term of Employee’s employment with Employer and thereafter, Employee covenants and agrees that Employee (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of Employer and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required by Employer in the course of Employee’s employment or by law; and (iii) shall not use, directly or indirectly, for Employee’s own benefit or for the benefit of another, any Confidential Information.  Employee acknowledges that Confidential Information has been and will be developed and acquired by Employer and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of Employer’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to Employer’s and its Affiliates’ business.  For purposes of this Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control with Employer.

(b)Definition of Confidential Information.  “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, Employee in connection with Employee’s past, present or future employment with Employer and that relates to the business, products, services, research or development of any of the Employer or its Affiliates or their suppliers, distributors or customers.  Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods);  (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of Employer’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.

(c)Not Confidential Information.  Confidential Information shall not include information that Employee can demonstrate:  (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by Employee from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to Employee on a non-confidential basis prior to the Employee’s employment with Employer.

(d)Presumption of Confidentiality.  In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and Employee will bear the burden of proving that any Confidential Information is publicly or rightfully known by Employee.

(e)Return of Confidential Information and Materials.  Employee agrees to return to Employer either before or immediately upon the termination of Employee’s employment with Employer any and all information, materials or equipment which constitutes, contains or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of Employer in the possession, custody or control of Employee which was obtained by Employee during the course of or as a result of Employee’s employment with Employer whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for Employee.  Employee shall also provide Employer, if requested to do so, the name of the new employer of Employee and Employer shall have the right to advise any subsequent employer of Employee’s obligations hereunder.

5.Inventions.

(a)Ownership of Inventions.  Any and all developments, discoveries, inventions, enhancements, modifications and improvements (collectively, “Inventions”) created or developed by Employee alone or with others during the term of Employee’s employment, whether or not during working hours and whether on Employer’s premises or elsewhere, shall be deemed works for hire and will be the sole and exclusive property of Employer if the Invention is:

(i)within the scope of Employee’s duties assigned or implied in accordance with Employee’s position; or

(ii)a product, service, or other item which would be in competition with Employer Products or which is related to Employer Products, whether presently existing, under development, or under active consideration; or

(iii)in whole or in part, the result of Employee’s use of Employer’s resources, including, without limitation, personnel, computers, equipment, facilities or otherwise.

(b)Assignment of Inventions.  Employee shall promptly and fully disclose all Inventions to Employer and shall cooperate and perform all actions reasonably requested by Employer to establish, confirm and protect Employer’s right, title and interest in each such Invention.  During the term of Employee’s employment with Employer and after termination of such employment, if Employer should then so request, Employee agrees to assign and does hereby assign to Employer all rights in the Inventions.  Employee agrees to execute and deliver to Employer any instruments Employer deems necessary to vest in Employer the sole title to and all exclusive rights in the Inventions.  Employee agrees to execute and deliver to Employer all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections as Employer may desire.  Employee further agrees to assist fully Employer or its nominees in the preparation and prosecution of any litigation connected with the Inventions.  If Employer is unable because of Employee’s mental or physical incapacity or for any other reason (including, but without limitation, Employee’s refusal to do so after request therefor is made by Employer) to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions belonging to or assigned to Employer pursuant to this Agreement, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee.

6.Non-Competition.  Employee covenants and agrees that during the term of Employee’s employment with the Employer and for a period of one (1) year after the date of termination of the Employee’s employment hereunder for any reason (the “Restricted Period”), Employee shall not, directly or indirectly, for the benefit of Employee or others, either as an employee, principal, agent, stockholder, consultant or in any other capacity, engage in or have a financial interest in any Competitor within the Restricted Territory.  Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than 2% of the outstanding securities of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of any such corporation.

For purposes of this Agreement:

(a)“Competitor” shall mean any corporation, limited liability company, partnership, sole proprietorship or other person or entity who is involved or is engaged in the design, manufacture, purchasing, distribution, sale, assembly, provision or marketing of any products or services that are the same as or similar to Employer Products.

(b)“Employer Products” shall mean any products or services:

(i)designed, manufactured, purchased, distributed, sold, assembled, provided and/or marketed by Employer or its Affiliates; or

(ii)that Employer or its Affiliates has planned to design, manufacture, purchase, distribute, sell, assemble, provide or market, and for which Employee has provided services or over which Employee had direct or indirect managerial or supervisory authority or about which Employee received Confidential Information.

“Restricted Territory” means anywhere in the world where Employer’s Products are designed, manufactured, assembled, marketed or sold.

This covenant on the part of Employee shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant.  Employee expressly agrees that the restrictions of this Section 6 will not prevent Employee from otherwise obtaining gainful employment upon termination of Employee’s employment with Employer.

7.Non-Solicitation of Business Associates.  During the Restricted Period, Employee shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of Employer or an Affiliate to terminate or alter its relationship with Employer or Affiliate, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with the Employer Products.

8.Non-Solicitation of Employees.  During the Restricted Period, Employee shall not, directly or indirectly, induce, solicit or encourage any employee of Employer or its Affiliates to terminate or alter his, her or its relationship with Employer or its Affiliates.

9.Termination.

(a)Termination by Employer Without Cause or by Employee for Good Reason. Except when such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, if the employment of Employee is terminated by Employer without Cause or by Employee for Good Reason, Employer will pay no severance pay to Employee if Employee has less than four (4) months of service with Employer at the date of termination.  If Employee has at least four (4) months but less than three (3) years of service with Employer at the date of termination, Employer agrees to pay Employee severance pay in an amount equal to two (2) months of the salary which Employee is receiving at the time of termination.  If Employee has at least three (3) years of service with Employer at the date of termination, Employer agrees to pay Employee severance pay in an amount equal to one (1) month of the monthly salary which Employee is receiving at the time of termination for each year of service Employee has with Employer at the date of termination, up to a maximum severance amount of nine (9) months of monthly salary.  The severance pay will be paid to  Employee no later than sixty (60) days after the date of termination, subject to the conditions of Section 9(f).  The severance pay will not be considered compensation for the purpose of any other fringe benefit program of  Employer.  No bonus or any other fringe benefits will be due  Employee except for the Employee’s accrued Paid Time Off (PTO).  To the extent Employee elects to continue health insurance coverage under COBRA, Employer will pay the premiums for such coverage for a period equal to the months of severance actually earned up to nine (9) months under the terms specified in Section 9(c)(i) below.

(b)Termination By Employee without Good Reason.  Employee may terminate employment hereunder without Good Reason upon ninety (90) days’ advance written notice to Employer.

(c)Termination after Change in Control. If the Employer terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, and such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, the Employer shall pay Employee severance pay in an amount equal to (a) 0.5, multiplied by (b) the Employee’s Average Annual Base Salary, multiplied by (c) each year of service Employee has with Employer at the date of termination, up to a maximum amount of four (4) years of service; provided, however, in no case shall the product of (a) multiplied by (b) multiplied by (c) be greater than two (2) times the Employee’s Average Annual Base Salary.  For purposes of this subparagraph "Average Annual Base Salary" shall be calculated as the Employee’s Annual Base Pay for the preceding five (5) fiscal years of Employer divided by five (5).  Should the Employee have less than five (5) fiscal years of service with Employer at the date of termination, the Average Annual Base Salary shall be calculated as the average of the Employee’s Annual Base Pay using the applicable fiscal years of service with Employer.  The severance pay will be paid to the Employee within the period specified in Section 9(c)(iii) below after the expiration of any applicable revocation periods set forth in the Release required under Section 9(e)(i) below.  This severance payment will not be considered compensation for the purpose of any other fringe benefit plan of Employer.

(i)To the extent permitted by applicable law and Employer’s benefit plans, Employer shall maintain Employee’s paid coverage for health insurance through the payment of Employee’s COBRA premiums until the earlier to occur of:  (a) the date  Employee is provided by another employer benefits substantially comparable to the health insurance benefits provided by Employer (which Employee must provide prompt notice with respect thereto to Employer), or (b) the expiration of the COBRA Continuation Period.  During the applicable period of coverage described in the foregoing sentence, Employee shall be entitled to benefits on substantially the same basis as would have otherwise been provided had Employee not been terminated and Employer will have no obligation to pay any benefits to or premiums on behalf of Employee after such period ends.  To the extent that such benefits are available under Employer’s benefit plans and Employee had such coverage immediately prior to termination of employment, such continuation of benefits for Employee shall also cover the Employee’s dependents for so long as Employee is receiving such benefits under this Section 9(c)(i).  The COBRA Continuation Period for health insurance under this Section 9(c)(i) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan(s).

(ii)In addition, Employer shall pay Employee a lump sum cash payment of Ten Thousand ($10,000.00) Dollars in order to cover expenses associated with seeking another employment position.

(iii)All payments to be made pursuant to this Section 9(c) shall be made, in lump sum, no later than sixty (60) days after the date of termination; provided, however, that all benefits due under Section 9(c)(i) shall be provided as specified thereunder.

(d)Adjustments to Payments.

(i)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer to Employee or for Employee’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “IRC”), or any interest or penalty is incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Employee received all of the Payments.  Employer shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(ii)All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by Employer from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to Employer and to Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee.

(e)Conditions to Receipt of Severance Benefits/Repayment of Severance Benefits.

(i)As an express condition precedent to receiving any severance benefits to which Employee may otherwise be entitled under Sections 9(b) and 9(c) of this Agreement (the “Severance Benefits”), Employee shall execute, deliver and not revoke a release and waiver (the “Release”), of any claims to the fullest extent then permissible under law, whether arising under Federal, state or local statute, common law or otherwise, against Employer and its Affiliates.  Such Release shall be in a form provided by Employer to be substantially in the form as attached hereto as Exhibit 1, which Employer can alter and edit to reflect any changes in the law and to enhance its enforceability.  Unless otherwise required by applicable law, the Release must be executed by Employee within forty-five (45) days of the date of termination; provided, however, in all cases, the Release must become final, binding and irrevocable prior to the sixtieth (60th) day following Employee’s date of termination.  If Employee fails or otherwise refuses to execute a Release within the time specified herein, or revokes the Release, Employee will not be entitled to any such Severance Benefits and Employer shall have no further obligations with respect to the payment of the Severance Benefits.  In addition, if following a termination of employment that gives Employee a right to the payment of Severance Benefits, Employee engages in any activities that would have violated any of the covenants in Sections 4, 5, 6, 7 or 8 of this Agreement, Employee shall have no further right or claim to any Severance Benefits from and after the date on which Employee engages in such activities and Employer shall have no further obligations with respect to the payment of the Severance Benefits.

(ii)If Employee violates any of Employee’s obligations set forth in Sections 4, 5, 6, 7 or 8 of this Agreement, Employer after becoming aware of such violation may provide written notice of such violation or breach to Employee and request repayment of Severance Benefits.  Employee agrees that, in the event of such a violation, within thirty (30) days after the date Employer provides notice to Employee, Employee shall pay to Employer, in a form acceptable to Employer, a dollar amount equal to any Severance Benefits paid to or on behalf of Employee pursuant to this Agreement.  The parties agree that during the thirty (30) day period, they will use their best efforts to resolve the issues.  Employee agrees that failure to make such timely payment to Employer constitutes an independent and material breach of the terms and conditions of this Agreement, for which Employer may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies that Employer may have resulting from Employee’s breach of the obligations set forth in Sections  4, 5, 6, 7 or 8 of this Agreement. Employee agrees that timely payment to Employer as set forth in this Section 9(e)(ii) is reasonable and necessary because the compensatory damages that will result from breaches of Sections 4, 5, 6, 7 or 8 of this Agreement cannot readily be ascertained.  Further, Employee agrees that timely payment to Employer as set forth in this Section 9(e)(ii) is not a penalty, and it does not preclude Employer from seeking all other remedies including injunctive relief that may be available to Employer.

(f)Section 409A/Termination of Employment.  The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the IRC (“Section 409A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(i)For purposes of the Agreement, Employee shall be considered to have experienced a termination of employment only if Employee has terminated employment with Employer and all of its controlled group members within the meaning of Section 409A.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c) of the IRC; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the IRC and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.  Whether Employee’s employment has been terminated shall be determined by all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the IRC.

(ii)For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment.  Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (1) each payment that is scheduled to be made following Employee’s termination date and within the applicable two and one-half (2½) month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (2) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (3) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).  Employee shall have no right to designate the date of any payment under this Agreement.

(iii)With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A.  Employer reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Employee) if the Employee is a “specified employee” (as defined in Section 409A and determined in accordance with the procedures established by Employer).  Any payment that would otherwise have been due or owing during such six (6) month period will be paid immediately following the end of the six (6) month period in the month following the month containing the six (6) month anniversary of the date of termination.

(g)Definitions.  For purposes of this Agreement, the following definitions shall have the following meanings:

(i)“Cause” shall mean a determination by Employer’s Board of Directors, in the exercise of its reasonable judgment that any of the following has occurred:

(1)the willful and continued failure by Employee to perform Employee’s duties and responsibilities with Employer under the Agreement (other than any such failure resulting from incapacity due to physical or mental illness or disability) which is not cured within thirty (30) days of receiving written notice from Employer specifying in reasonable detail the duties and responsibilities which Employer believes are not being adequately performed;

(2)the willful engaging by Employee in any act which is materially damaging to Employer;

(3)the conviction of Employee of, or a plea of “guilty” or “no contest” to: (A) any felony; or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(4)any material breach by Employee of the terms of the Agreement; or

(5)the engaging by Employee in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to Employee at Employer’s expense.

(ii)“Change in Control” shall be deemed to have occurred when:

(1)Employer is merged or consolidated with another entity the result of which is that immediately following such transaction (A) the persons who were the shareholders of Employer immediately prior to such transaction have less than a majority of the voting power of Employer or the entity owning or controlling Employer; or (B) the individuals who comprised the Board of Directors of Employer immediately prior to such transaction cease to be at least a majority of the members of the Board of Directors of Employer or of the entity controlling Employer, or

(2)a majority of Employer’s assets are sold or otherwise transferred to another corporation not controlled by or under common control with Employer or to a partnership, firm, entity or one or more individuals not so controlled, or

(3)a majority of the members of Employer’s Board of Directors consists of persons who were not nominated for election as directors by or on behalf of Employer’s Board of Directors or with the express concurrence of the Employer’s Board of Directors, or

(4)a single person, or a group of persons acting in concert, obtains voting control over a majority of Employer’s outstanding voting shares.

(iii)“Good Reason” means, without Employee’s express written consent:

(1)a material reduction of Employee’s employment responsibilities;

(2)a material reduction by the Employer of the Employee’s eligibility for Total Target Compensation as in effect immediately prior to such reduction.  “Total Target Compensation” shall mean the Employee’s annual base salary plus the cash and stock compensation the Employee is eligible to receive at 100% performance, whether sales incentive, bonus or otherwise;

(3)a material increase in the amount of Employee’s business travel which produces a constructive relocation of Employee;

(4)a material reduction by the Employer in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; or

(5)the relocation of the Employee to a facility or a location more than thirty (30) miles from Saxonburg, Pennsylvania, unless such relocation results in the Employee’s primary work location being closer to the Employee’s then primary residence or does not substantially increase the average commuting time of the Employee.

In order for Employee to terminate for Good Reason: Employer must be notified by Employee in writing within ninety (90) days of the event constituting Good Reason; the event must remain uncorrected by Employer for thirty (30) days following such notice (the “Notice Period”); and such termination must occur within sixty (60) days after the expiration of the Notice Period.

10.Remedies.

(a)Arbitration.  Except to the extent set forth in Section 10(b) below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the rules of the Commercial Rules of the American Arbitration Association by one independent and impartial arbitrator which shall be mutually agreeable to both parties.  If the parties are unable to agree on one arbitrator, there shall be three independent and impartial arbitrators and each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Pittsburgh, Pennsylvania.  The arbitrators are not empowered to award damages in excess of economic and compensatory damages.  Each party shall bear its own costs of arbitration, and the cost of the arbitrators shall be split equally between the parties.

(b)Injunctive Relief.  It is agreed by the parties hereto that any violation by Employee of any of the covenants contained in Sections 4, 5, 6, 7 or 8 herein would cause immediate, material and irreparable harm to Employer and/or its Affiliates which may not be adequately compensated for by money damages and, therefore, Employer and/or its Affiliates shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require Employee to account for and pay over to Employer and/or its Affiliates all benefits derived or received by Employee as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by

Employer and/or its Affiliates.  The Restricted Period set forth herein shall be extended by any period of time in which Employee is in breach of the covenants contained in Sections 4, 5, 6, 7 or 8 of this Agreement and for any period of time which may be necessary to secure an order of court or injunction, either temporary or permanent, to enforce any of the covenants contained in Sections 4, 5, 6, 7 or 8 of this Agreement.

(c)Employee Acknowledgment.  Employee acknowledges and agrees that the periods of restriction and geographical areas of restriction imposed by the confidentiality and non-competition covenants of this Agreement are fair and reasonably required for the protection of Employer and its Affiliates.

11.Severability.  The provisions of this Agreement will be severable, and if any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in effect.  In furtherance and not in limitation of the foregoing, should any durational or geographical restriction or restriction on business activities covered under this Agreement be found by any court of competent jurisdiction to be overly broad, Employee and Employer intend that such court will enforce this Agreement in any less broad manner the court may find appropriate by construing such overly broad provisions to cover only that duration, extent or activity which may be enforceable, and the parties expressly permit the court delete provisions and reform any provisions of this Agreement to achieve this stated intention of the parties.  The parties acknowledge the uncertainty of the law in this respect and expressly agree that this Agreement be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

12.Disparaging Statements. Both parties agree not to make any disparaging statements that reflect negatively on the reputation or good name of the other.

13.Entire Agreement; Amendments; No Waiver.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever, provided that this Agreement does not supersede, replace or modify in any respect any indemnification agreement between Employer and Employee.  Additionally and notwithstanding the foregoing, nothing in this Section 13 is intended to void or nullify Sections 4 through 8 of Employee’s Employment Agreement dated November 10, 2008 (the “Prior Restrictions”) and those sections remain in full force and effect.  The parties agree and intend that Sections 4 through 8 of this Agreement are a reiteration of the duties set forth in Prior Restrictions and do not impose new or different duties upon either party.  To the extent that the Prior Restrictions are deemed to be null and void for any reason, then Employee agrees and acknowledges that the additional benefits conferred under this Agreement constitute valid and sufficient additional consideration for the full enforcement of Sections 4 through 8 hereof and that this representation by Employee is a material inducement for Employer’s agreement to enhance Employee’s compensation.    No alterations, amendments, changes or additions to this Agreement will be binding upon either Employer or Employee unless in writing and signed by both parties.  No waiver of any right arising under this Agreement made by either party will be valid unless set forth in writing signed by both parties.  Notwithstanding the foregoing or any provision of this Agreement to the contrary, Employer may at any time (after consultation with Employee) modify, amend or terminate any or all of the provisions of this Agreement or take any other action, to the extent necessary or advisable to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A of the Code, the regulations issued thereunder or an exception thereto.

14.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions.

15.Employee’s Representations.  Employee warrants and represents that Employee has provided Employer with copies of all agreements with previous employers that may still be applicable and that Employee’s performance under this Agreement will not violate any agreement to which Employee is a party and that Employee will not bring any materials which are proprietary to a third party to Employer without the prior written consent of such third party.

16.Binding Effect.  This Agreement is binding upon the parties hereto and on their respective heirs, personal representatives, successors and assigns.  Employee agrees that the obligations contained in Sections 4, 5, 6, 7 or 8 of this Agreement will survive the termination of this Agreement.

17.Assignment.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Employee shall be void.  Employer may assign/delegate all or any portion of this Agreement whereupon Employee shall continue to be bound hereby with respect to such assignee/delegatee, without prior notice to Employee and without need of Employee’s consent thereto.  In addition to and without limiting the Employer’s right to assign, transfer, or convey this Agreement or any portion of it, Employee recognizes that Employer may assign the Employee temporarily or permanently to one or more Affiliates of Employer.  In such event, all of Employee’s duties under this Agreement shall apply with equal force to the Affiliate(s), and the Affiliate(s) shall be empowered to stand in the shoes of the Employer for purposes of enforcing this Agreement.

18.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals the day and year first above written.

ATTEST:	II-VI INCORPORATED

By:
Name/Title:

WITNESS:	EMPLOYEE: